Exhibit 99.1

Press Release

Contacts:

Kevin Bauer, SVP and CFO (510) 668-7119	For Release 5:30 p.m. EDT March 28, 2012

Exar Corporation Announces

Continuation of Aggressive Restructuring Program

Company Confirms March Quarter Revenue Guidance

Fremont, California, March 28, 2012 - Exar Corporation (Nasdaq: EXAR) today announced that it has taken additional substantive steps to reduce overall operating expenses and cost of goods sold. The Company also confirmed revenue guidance provided in the Company’s earnings conference call on February 1, 2012.

Company President and CEO Louis DiNardo commented, “In support of our goal to achieve consistent profitable growth we continue to align and scale our workforce with our market, product and financial plans. We have taken meaningful action today that is comprehensive and includes adjustments in all functional areas of our company and regions of the world. We eliminated approximately 120 positions, or 30% of our worldwide headcount. This action is estimated to be $12 million in annual gross savings of which approximately 30% are in operations functions and 70% are in R&D and SG&A.”

“Coupled with our actions in February 2012, which eliminated 53 positions and an estimated $9.7 million in annual gross spending, the total impact of our restructuring actions in the March quarter represent a significant reduction in headcount and spending while fostering focus on new product development and growth.”

Estimated Aggregate Actions in the FY’12 March Quarter

•	169 Total Positions Eliminated

•	40% of Worldwide Headcount

•	$21 Million in Annual Gross Savings

“We believe that our remaining headcount of approximately 270 people is adequate and appropriate to support our needs in sales, marketing, product development, finance, human resources and other functional disciplines while we drive growth in our target markets. Our basic cost structure is sound; we have a major design center in China, a majority of test operations offshore and we are now a lean organization. Our goal is to provide appreciation in shareholder value through growth and profitability. We will continue to add key resources as necessary to support our growth plan. We are very comfortable with our ability to recruit and retain top talent to support market and product development in our areas of focus,” added Mr. DiNardo.

Focus Products and Markets

•	Power Management and Control – Networking, Communications, Computing and Industrial

•	Data Compression and Security – Networking, Storage, Data Warehousing and Data Analytics

•	Connectivity and Interface – Industrial, Consumer and Computing

•	High Performance Analog Mixed-Signal – Industrial, Communications and Consumer

Mr. DiNardo concluded, “We are on track to support the range of revenue guidance we provided in our fiscal year 2012 third quarter earnings call. Our bookings have improved quarter-over-quarter and we see positive signs in sales through our channel partners.”

About Exar

Exar Corporation designs, develops and markets high performance analog mixed-signal integrated circuits and advanced sub-system solutions for data communication, networking, storage, consumer and industrial applications. Exar’s product portfolio includes power management and connectivity components, communications products, network security and storage optimization solutions. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit http://www.exar.com.

Forward Looking Statements

Certain statements and the financial table in this press release are forward-looking statements. The Company intends that all such statements be subject to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 to the extent available. Such statements include those pertaining to annual gross cost savings, the sufficiency of our going-forward headcount to support our business plans, our ability to hire additional personnel and our financial performance for the FY’12 March quarter. Many factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks and uncertainties described in the Company’s periodic filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Estimated Aggregate Cost of Actions in the FY’12 March Quarter

	Estimate Range
($ Millions)	Low	High	Cash*	Non-Cash
One-time termination benefits	$5.2	$5.2	$5.5	$—
Exit of facility related leases	1.2	1.2	1.2	—
Exit of EDA related leases	6.5	6.5	3.9	2.6
Accelerated amortization of tangible & intangible assets	2.1	2.1	—	2.1
Other	0.8	1.0	0.6	0.4

	$15.7	$16.2	$11.2	$5.0

*Cash	payments within 12 months approximately $6.5M

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